Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Cooper Companies, Inc.:

We consent to the use of our reports dated December 22, 2006, except as to note 16, which is as of May 25, 2007, with respect to the consolidated balance sheets of The Cooper Companies, Inc. and subsidiaries as of October 31, 2006 and 2005, and the related consolidated statements of income, cash flows, and stockholders’ equity and comprehensive income for each of the years in the three-year period ended October 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2006 and the effectiveness of internal control over financial reporting as of October 31, 2006, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in note 1 to the consolidated financial statements, effective November 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, applying the modified-prospective method.

/s/ KPMG LLP

San Francisco, California

June 14, 2007